Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of AbbVie Inc. for the registration of Senior Notes and Senior Floating Rate Notes and to the incorporation by reference therein of our reports dated February 21, 2020, with respect to the consolidated financial statements of AbbVie Inc., and the effectiveness of internal control over financial reporting of AbbVie Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

October 2, 2020